OHIO LEGACY CORP
600 SOUTH MAIN STREET
NORTH CANTON, OHIO 44720

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of Ohio Legacy Corp will be held at 10:00 a.m., local time, on May 18, 2010 at Brookside Country Club, located at 1800 Canton Avenue Northwest, Canton, Ohio, for the following purposes:

1.	To elect four Class II directors to serve until the 2013 annual meeting of shareholders and until their successors are duly elected and qualified;

2.	To adopt the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan; and

3.	To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record as of close of business on April 16, 2010 are entitled to receive notice of, and to vote at, the Annual Meeting.

Your vote is important.  Whether or not you expect to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided.

Thank you for your ongoing support of the Company.  We hope you can join us at the Annual Meeting.

By Order of the Board of Directors

/s/ Jane Marsh

Jane Marsh
Secretary

North Canton, Ohio
April 16, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on May 18, 2010

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, Form of Proxy
and 2009 Annual Report to Shareholders are available online at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217.

OHIO LEGACY CORP
600 SOUTH MAIN STREET
NORTH CANTON, OHIO 44720

PROXY STATEMENT

for the
Annual Meeting of Shareholders
to be held May 18, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Ohio Legacy Corp, an Ohio corporation (the “Company”), for use at the Annual Meeting of Shareholders to be held on Tuesday, May 18, 2010, at 10:00 a.m., local time, at Brookside Country Club, located at 1800 Canton Avenue Northwest, Canton, Ohio, and at any adjournment or postponement thereof (the “Annual Meeting”).  On or about April 16, 2010, this Proxy Statement and the accompanying proxy card are first being mailed (and made available electronically via the Internet) to our shareholders of record at the close of business on April 16, 2010.  The Company’s 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is being mailed together with this Proxy Statement (but is not part of the proxy solicitation materials and is not incorporated by reference into this Proxy Statement).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, our shareholders will be asked to (1) elect four directors to serve for three-year terms expiring in 2013, (2) adopt our 2010 Cash and Equity Incentive Plan and (3) act upon such other matters as may properly come before the Annual Meeting.

Recent Change in Control of the Company

As previously announced, on November 15, 2009, the Company and its wholly-owned subsidiary, Premier Bank & Trust, National Association (formerly known as Ohio Legacy Bank, National Association) (the “Bank”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Excel Financial, LLC (“Excel Financial”).  Under the terms of the Stock Purchase Agreement, Excel Financial agreed to purchase 15.0 million of the Company’s common shares at a price of $1.00 per share.  As a condition to Excel Financial’s purchase of the Company’s common shares, the Company agreed to sell a minimum of 1.5 million of its common shares to investors other than Excel Financial in a private offering, and to use its best efforts to sell an additional 1.0 million of its common shares in the same private offering, all at a purchase price of $1.00 per share.

On February 19, 2010, the Company closed (i) the sale of 15.0 million of its common shares, pursuant to the Stock Purchase Agreement, to Excel Bancorp, LLC (“Excel Bancorp”), the assignee of Excel Financial, at a price of $1.00 per share and (ii) the sale of 2.5 million of its common shares to other local investors (including certain of the Company’s officers and directors) at a price of $1.00 per share.  The aggregate proceeds from the sales were $17.5 million.  Through its purchase of 15.0 million of the Company’s common shares, Excel Bancorp, which did not own any Company securities before the closing, acquired approximately 76% of the Company’s total outstanding common shares.  Excel Bancorp funded its purchase of the Company’s common shares through working capital.

The transactions contemplated by the Stock Purchase Agreement were approved by the Company’s shareholders at a special meeting of shareholders held on January 8, 2010.  Additional information regarding the Stock Purchase Agreement and the related transactions was set forth in the Company’s definitive proxy statement relating to the special meeting filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2009.

Shareholder Voting Rights

Only those holders of record of our common shares at the close of business on April 16, 2010, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting.  At the close of business on the record date, there were 19,714,564 common shares issued and outstanding.  Each common share entitles the holder thereof to one vote on each matter to be voted upon by our shareholders at the Annual Meeting.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, Illinois Stock Transfer Company, you are considered, with respect to those common shares, the registered shareholder.  If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered, with respect to those common shares, the beneficial shareholder.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum for the conduct of business at the Annual Meeting.  Common shares represented by properly executed proxy cards that are returned to us prior to the Annual Meeting will be counted toward the establishment of a quorum at the Annual Meeting, even though they are marked “Abstain” (on any or all applicable proposals) or “Withhold” (from any or all director nominees) or are not marked at all.  Broker non-votes will also be counted toward the establishment of a quorum at the Annual Meeting.  A broker non-vote occurs when a bank, broker or other holder of record holding common shares for a beneficial shareholder submits a proxy for the Annual Meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial shareholder.

Excel Bancorp, who owned approximately 76% of our outstanding common shares as of the record date for the Annual Meeting, has advised the Company that it intends to be present, in person or by proxy, at the Annual Meeting.  Accordingly, a quorum for the conduct of business at the Annual Meeting is practically assured.

How to Vote

Registered shareholders may vote their common shares by completing, dating and signing the enclosed proxy card and returning it prior to the Annual Meeting in the envelope provided.    Registered shareholders may also attend the Annual Meeting and vote in person.  If you are a registered shareholder, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (1) giving written notice of revocation to our Secretary, (2) executing and returning a later-dated proxy card or (3) attending the Annual Meeting and voting in person.  Attending the Annual Meeting, by itself, will not revoke a previously delivered proxy.

Beneficial shareholders are able to instruct their broker, bank or other holder of record how to vote their common shares by following the voting instructions provided by their broker, bank or other holder of record.  Please contact your broker, bank or other holder of record to determine the means by which you can direct voting of your common shares at the Annual Meeting and the applicable voting deadlines.  Beneficial shareholders who wish to vote in person at the Annual Meeting will need to obtain a proxy from their broker, bank or other holder of record.  If you are a beneficial shareholder and you wish to revoke your proxy, you should follow the instructions provided to you by your broker, bank or other holder of record.

Subject to the revocation rights discussed above, all common shares represented by properly completed and executed proxy cards that are returned to us prior to the Annual Meeting will be voted in accordance with the instructions contained therein.  If no instructions are given (excluding broker non-votes), such common shares will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the adoption of the Company’s 2010 Cash and Equity Incentive Plan as described in Proposal No. 2 and at the discretion of the persons named in the form of proxy on any other matters that may properly be brought before the Annual Meeting.

Excel Bancorp, which owned approximately 76% of our outstanding common shares as of the record date for the Annual Meeting, has advised the Company that it intends to vote its common shares in favor of the election of each of the director nominees and the adoption of the 2010 Cash and Equity Incentive Plan.  Accordingly, the election of the director nominees and the adoption of the 2010 Cash and Equity Incentive Plan at the Annual Meeting is practically assured.

Proxy Solicitation Costs

The Company will pay the entire expense of preparing, assembling, printing and mailing this Proxy Statement, the form of proxy and any other materials used in the solicitation of proxies on behalf of the Board for the Annual Meeting.  In addition to mailing our proxy materials (and making our proxy materials available electronically via the Internet) to our shareholders, proxies may be further solicited personally or by telephone, e-mail or facsimile.  Directors, officers or employees of the Company or the Bank may assist with solicitations and will receive no additional compensation for their services.  The Company will also reimburse brokers, banks and other holders of record for their reasonable expenses in forwarding proxy materials to beneficial owners of the Company’s common shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2010

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2009 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, are available online at:
http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4051079&GKP=203217.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact Aubrey Merrill at (330) 224-2989 or aubrey.merrill@mypbandtbank.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The number of members of our Board of Directors has been fixed at eleven by action of the Board pursuant to the Company’s Code of Regulations.  The Board is divided into three classes with staggered three-year terms, consisting of (1) four Class II directors whose terms are set to expire at the Annual Meeting, (2) three Class I directors whose terms are set to expire at our 2011 annual meeting of shareholders and (3) four Class III directors whose terms are set to expire at our 2012 annual meeting of shareholders.  A director holds office until the annual meeting of shareholders for the year in which his or her term expires and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal from office.

At the Annual Meeting, proxies will be voted for the election of the four Class II director nominees identified below to serve for three-year terms expiring in 2013 and until their successors are duly elected and qualified or until their earlier death, resignation or removal.  The four nominees receiving the greatest number of votes will be elected as directors.  Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will have no effect on the election of such nominee(s).  Proxies cannot be voted for a greater number of persons than the number of nominees named below.

Each of the director nominees currently serves as a director of the Company and was appointed and recommended for election by Excel Bancorp, our majority shareholder.  Prior to the closing of the Stock Purchase Agreement, Mr. Hull and Ms. Penz had each been providing services to Excel Financial and Excel Bancorp with the understanding that, in the event Excel Financial or Excel Bancorp acquired a financial institution, they would each be elected as directors of the acquired institution.

Unless otherwise directed in your proxy, the common shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below.  All nominees have consented to be named in this Proxy Statement and have agreed to serve as directors if elected at the Annual Meeting.  In the event that any of the nominees becomes unable to serve or for good cause will not serve, the proxy holders reserve full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.  Biographical information for each director nominee and for each director who will continue in office after the Annual Meeting is set forth below under “Board of Directors.”

The Board of Directors unanimously recommends that the shareholders vote FOR the election of each of the director nominees named below.

Nominees for Election as Directors at the Annual Meeting

Name	Age	Current Position with Company	Director Since

Rick L. Hull	57	Director, President and Chief Executive Officer	February 2010
Denise M. Penz	41	Director, Executive Vice President and Chief Operating Officer	February 2010
Wilbur R. Roat	62	Director and Chairman of the Board	February 2010
David Wurster	34	Director	March 2010

BOARD OF DIRECTORS

Director Nominees for Election at the Annual Meeting

Class II Directors – Term ending in 2013

RICK L. HULL (age 57)
Director since February 2010
Mr. Hull was appointed as President and Chief Executive of the Company and the Bank effective February 20, 2010.  From August 2009 until February 2010, Mr. Hull served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From January 2006 to August 2009, Mr. Hull served as the President of the Akron/Canton Region of Huntington National Bank (formerly Sky Bank).  From January 1999 to December 2005, Mr. Hull served as the President of the Ohio Valley Region of Sky Bank.  Mr. Hull is admitted to practice law in the State of Ohio, and previously served as General Counsel of The Citizens Banking Company and maintained a private real estate and commercial law practice.  Mr. Hull provides the Board with nearly 30 years of experience in the commercial banking industry, including experience in an executive management capacity, and has extensive knowledge of legal compliance and corporate governance issues within the banking industry.  Mr. Hull is also a director of the Bank.

DENISE M. PENZ (age 41)
Director since February 2010
Ms. Penz was appointed as Executive Vice President and Chief Operating Officer of the Company and the Bank effective February 20, 2010. From July 2008 until February 2010, Ms. Penz served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution.  From September 2000 to July 2008, Ms. Penz served as the Senior Vice President, Manager of Trust and Investment Services for the Ohio Valley Region of Huntington National Bank (formerly Belmont National Bank and Sky Bank), where she managed a staff of investment, trust and operational professionals in addition to maintaining client relationships. Ms. Penz provides the Board with several years of experience in the financial institutions and investment services industries, including experience in wealth management and strategic acquisitions.  Ms. Penz is also a director of the Bank.

WILBUR R. ROAT (age 63)
Director and Chairman of the Board since February 2010, Independent, Member of the Compensation Committee (Chairman), the Corporate Governance and Nominating Committee (Chairman) and the Executive Committee (Chairman)
Since June 2005, Mr. Roat has been a private investor and consultant in the banking industry.  From December 1999 to June 2005, Mr. Roat served as President and Chief Executive Officer and as a director of Belmont Bancorp. and Belmont National Bank.  From September 1994 to March 1999, Mr. Roat served as President and Chief Executive Officer of First Lehigh Bancorp and First Lehigh Bank.  Since September 2009, Mr. Roat has served on the board of directors of Northpointe Bank and Northpointe Bancshares.  Mr. Roat, who has served as President and Chief Executive Officer of three financial institutions, provides the Board with more than 30 years of management experience in the banking industry.  Mr. Roat is also a director of the Bank.

DAVID B. WURSTER (age 34)
Director since March 2010, Independent, Member of the Audit Committee
Mr. Wurster currently serves as the Chief Executive Officer of BookMasters, Inc., a leading book manufacturing and distribution company.  Mr. Wurster has many years of experience in handling financial matters for companies that he owns and provides the Board with a strong business background, extensive financial management experience and a unique perspective as an entrepreneur and businessman.  Mr. Wurster is also a director of the Bank.

Continuing Directors

Class I Directors - Term ending in 2011

LOUIS ALTMAN (age 41)
Director since February 2010, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee, the Executive Committee and the Trust Committee of the Bank (Chairman)
Mr. Altman is currently a co-managing partner of the A. Altman Company, a full service real estate development firm.  He has been a partner of A. Altman Company since 1991 and a co-managing partner since 1999.  From 2002 to 2007, Mr. Altman served as a Regional Director for the Western Reserve Region of  Sky Bank.  From 2006 to 2007, Mr. Altman served as a director of Sky Bank.  Mr. Altman provides the Board with a strong background in managing, developing and financing commercial real estate ventures as well as experience in having served as a director of a financial institution.  Mr. Altman is also a director of the Bank.

BRUCE A. CASSIDY, SR. (age 59)
Director since February 2010, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee and the Executive Committee
Mr. Cassidy, who is currently retired, was the founder of Excel Mining Systems LLC (“EMS”), a manufacturer of roof support systems for the mining industry located in Bowerston, Ohio.  Mr. Cassidy served as Chief Executive Officer of EMS from 1991 until its sale in 2007 to Orica Mining Services (“Orica”), an Australian-based company.  In 2008, Mr. Cassidy became President and Chief Executive Officer of Minova North & South Americas, a subsidiary of Orica, and served in that position until his retirement in December 2009.  Mr. Cassidy is also a director of the Bank.

FRANK P. WENTHUR (age 64)
Director since March 2010, Independent, Member the of Audit Committee (Chairman)
Mr. Wenthur has four decades of experience in the financial services industry, during which time he has held various positions in the field.  In 2009, Mr. Wenthur served as a consultant for Minova North & South Americas.  Prior to that time, from 1995 to 2008, Mr. Wenthur was the Vice President and Chief Financial Officer for EMS.  Mr. Wenthur is also a director of the Bank.

Class III Directors – Term ending in 2012

ROBERT F. BELDEN (age 62)
Director since 2000, Independent, Member of the Audit Committee
Mr. Belden is currently the President (a position he has held since 1995) and Chief Executive Officer (a position he has held since 2007) of the Belden Brick Company LLC, a company based in Canton, Ohio since 1885.  From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for the Belden Brick Company LLC.  Mr. Belden served as a director of Signal Corporation and Signal Bank, N.A. from 1988 to 1999.  Mr. Belden, who has served on the Board for over ten years, provides the Board with extensive knowledge of the Company’s history and operations in addition to his valuable business, executive management and corporate governance experience and background as a long-time director of a financial institution.  Mr. Belden is also a director of the Bank.

J. EDWARD DIAMOND (age 71)
Director since 2000, Independent, Member of the Compensation Committee, the Corporate Governance and Nominating Committee, the Executive Committee and the Trust Committee of the Bank
Mr. Diamond retired in 1986 from his position as Chairman of Glendale Oxygen Company, a supplier of cryogenic gases and welding supplies.  Since 1986, Mr. Diamond has been active as a private investor in the Canton, Ohio area.  Mr. Diamond, who has served on the Board for over ten years, provides the Board with extensive knowledge of the Company’s history and operations in addition to his knowledge of corporate governance issues, experience as an entrepreneur, involvement in community and non-profit organizations and background of navigating businesses through challenging economic times.  Mr. Diamond is also a director of the Bank.

HEATHER L. DAVIS (age 32)
Director since March 2010, Independent, Member of the Audit Committee
Ms. Davis is currently the Chief Financial Officer of Hammond Construction, Inc., where she prepares financial statements and tax returns and oversees and monitors the accounting department (a position she has held since January 2006).  From September 2000 to December 2005, Ms. Davis served as a supervisor in the audit department of Bruner-Cox LLP, where she prepared corporate tax returns and managed and oversaw audits and reviews of company clients.  Ms. Davis has been a certified public accountant since June 2003.  Ms. Davis provides the Board with valuable knowledge of financial and accounting issues affecting the Company as well as several years of experience working as an accountant.  Ms. Davis is also a director of the Bank.

MICHAEL S. STEINER (age 63)
Director since March 2010, Independent, Member of the Trust Committee of the Bank
Mr. Steiner retired in 2009 as Vice President of Insurance at Huntington National Bank, a position he held since July 2007.  Mr. Steiner served as Vice President of Insurance of Sky Insurance, Inc. from 2005 until it was acquired by Huntington National Bank.  He previously served as President of Steiner Insurance Agency Inc. from 1986 until it was acquired by Sky Financial Group, Inc.  Mr. Steiner provides the Board with extensive experience as an entrepreneur and businessman within the Company’s market in addition to his background as a director of several profit and non-profit entities, including a large financial institution.

INFORMATION REGARDING THE BOARD OF DIRECTORS,
ITS COMMITTEES AND CORPORATE GOVERNANCE

Director Independence

The Board of Directors currently has eleven members.  The Board has determined that nine of its current members (Messrs. Altman, Belden, Cassidy, Diamond, Roat, Steiner, Wenthur, and Wurster, and Ms. Davis,) qualify as independent directors under applicable rules of The NASDAQ Stock Market, Inc. (“NASDAQ”).  When determining whether a director meets the criteria for independence required by NASDAQ rules, the Board broadly considers all relevant facts and circumstances to determine whether the director has any relationship which, in the Board’s opinion, interferes with the exercise of independent judgment in carrying out the responsibilities of a director.  With respect to the nine independent directors, there are no transactions, relationships or arrangements not  requiring disclosure pursuant to Item 404(a) of Regulation S-K that were considered by the Board in determining that these individuals are independent under NASDAQ rules, except as described below.

In reviewing the independence of Mr. Cassidy, Mr. Altman and Mr. Wenthur, the Board considered that each of these directors serves on the board of managers of Excel Bancorp.  The Board also considered that (1) Mr. Cassidy is the sole member of an entity that owns approximately 32% of the outstanding membership interests in Excel Bancorp, (2) Mr. Wenthur owns approximately 10% of the outstanding membership interests in Excel Bancorp, (3) Mr. Wurster owns approximately 6.7% of the outstanding membership interests in Excel Bancorp and (4) Mr. Altman owns approximately 6.7% of the outstanding membership interests in Excel Bancorp. The Board concluded that, at this time, such directors’ relationships with, and/or ownership of, Excel Bancorp do not interfere with the exercise of their independent judgment in carrying out the responsibilities of a director.

Mr. Hull, who serves as our President and Chief Executive Officer, and Ms. Penz, who serves as our Executive Vice President and Chief Operating Officer, do not qualify as independent directors as a result of their service as executive officers.

Effective February 19, 2010, the following individuals, each of whom had served as a director of the Company during 2009, resigned from the Board:  D. William Allen, Scott J. Fitzpatrick, D. Michael Kramer, Gregory A. Long, Daniel H. Plumly, Thomas W. Schervish and Melvin J. Yoder.  The resignations were a condition to the consummation of the closing of the Stock Purchase Agreement, and were not due to any disagreement with the Company.  During 2009, the Board determined that Messrs. Allen, Fitzpatrick, Long, Plumly, Schervish and Yoder qualified as independent directors under applicable NASDAQ rules.  With respect to these independent directors, there were no transactions, relationships or arrangements not requiring disclosure pursuant to Item 404(a) of Regulation S-K that were considered by the Board in determining that these individuals were independent under NASDAQ rules.  Mr. Kramer, who served as our President and Chief Executive Officer during 2009, did not qualify as an independent director as a result of his service as an executive officer.

Board Meetings and Committees

The Board held 14 meetings during 2009.  Each of the directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served during 2009 (in each case, held during the period such director served).

The Board of Directors of the Company has four standing committees:  (1) the Audit and Compliance Committee (comprised of Mr. Belden, Ms. Davis, Mr. Wurster and Mr. Wenthur, who serves as its chairman); (2) the Compensation Committee (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman); (3) the Corporate Governance and Nominating Committee (sometimes referred to as the “Nominating Committee”) (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman); and (4) the Executive Committee (comprised of Mr. Altman, Mr. Cassidy, Mr. Diamond and Mr. Roat, who serves as its chairman).  Committee members are appointed by, and serve at the discretion of, the Board, and may be removed, with or without cause, by a majority vote of the Board.

Audit and Compliance Committee

The Audit and Compliance Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), operates pursuant to a written charter adopted by the Board.  A copy of the Audit and Compliance Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The Audit and Compliance Committee’s primary purpose is to assist the Board in fulfilling its responsibility for oversight of:  (1) the Company’s accounting and financial operating processes; (2) the quality and integrity of the Company’s financial statements; (3) the Company’s compliance with legal and regulatory requirements; (4) the independent registered public accounting firm’s qualifications, performance and independence; and (5) the performance of the Company’s internal audit function.

The Audit and Compliance Committee’s responsibilities include:  (1) annually reviewing and approving the proposed scope of the Company’s internal audit; (2) reviewing and discussing the Company’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm; (3) discussing with management and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management; (4) reviewing with management and the independent registered public accounting firm the integrity of the Company’s financial reporting process; (5) reviewing the effect of regulatory and accounting initiatives and off-balance sheet structures on the Company’s financial statements; (6) setting hiring policies for employees or former employees of the independent registered public accounting firm; (7) requiring that the Board review and approve all related person transactions; (8) establishing and overseeing policies and procedures to ensure that the Bank meets all regulatory and compliance mandates; and (9) reviewing, with the Company’s legal counsel, legal compliance matters, including Company securities trading policies, and any legal matters that could have a significant impact on the Company’s financial statements.  The specific responsibilities of the Audit and Compliance Committee are set forth in the Audit and Compliance Committee Charter.

Each member of the Audit and Compliance Committee qualifies as independent and is financially literate under applicable SEC rules and NASDAQ rules.  The Board has determined that Ms. Davis qualifies as an audit committee financial expert as defined by applicable SEC rules by virtue of her background as a certified public accountant and her experience as a chief financial officer.  The Audit and Compliance Committee held twelve meetings during 2009.

The Audit and Compliance Committee is responsible for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and a process for receiving and investigating confidential, anonymous submission by employees of the Company or the Bank of concerns regarding questionable accounting or auditing matters.  Any such submissions, as well as any other communications from shareholders, may be made to the Chairperson of the Audit and Compliance Committee at the following address and phone number:  Ohio Legacy Corp, 600 South Main Street, North Canton, OH 44720, Attn: Audit and Compliance Committee Chairperson, (330) 499-1900.

Compensation Committee

The Compensation Committee’s purpose is to assist the Board in discharging its responsibilities with respect to compensation of the Company’s executive officers and directors and the administration of the Company’s incentive compensation plans.  The Compensation Committee operates pursuant to a written charter adopted by the Board.  A copy of the Compensation Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The Compensation Committee’s duties and authority include: (1) approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and reviewing and approving the goals and objectives of executive officers as proposed by the Chief Executive Officer; (2) reviewing and evaluating the performance of the Chief Executive Officer and other executive officers and key employees of the Company in light of the goals and objectives of the Company and approving their annual compensation packages, including base salaries and bonuses, stock options and other stock-based incentives, variable pay amounts and variable pay metrics, based on these evaluations; (3) reviewing and approving or recommending to the Board executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate; (4) supervising the administration of the Company’s incentive compensation and stock programs, and providing oversight with respect to the financial aspects of the Company’s benefit plans, including funding policies and investment performance; (5) reviewing and acting upon management proposals to designate key employees to participate in incentive compensation programs and approve new benefit plans; and (6) recommending to the Board the annual retainer fee and other compensation payable to non-employee directors.  The Compensation Committee has sole authority to retain and terminate compensation consultants, including the fees and other terms of their engagements, to advise on the evaluation and compensation of executive officers and directors.  The specific responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter.

Each member of the Compensation Committee qualifies as an “independent” director (under applicable NASDAQ rules), a “non-employee” director (for purposes of Rule 16b-3 under the Exchange Act) and an “outside director” (for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)).  The Compensation Committee held two meetings during 2009.

The Compensation Committee annually reviews and evaluates the performance of the Chief Executive Officer and other executive officers and determines the elements and amount of their compensation.  As part of its review and evaluation process, the Compensation Committee utilizes publicly-disclosed compensation information from community banks having similar asset sizes and levels of complexity as compared to the Company.  The Compensation Committee also receives and reviews the Crowe Horwath LLP Bank Compensation Survey, which annually details the compensation practices of over 500 community banks in over 30 states.  In addition, the Compensation Committee receives and reviews recommendations from the Chief Executive Officer as to the compensation levels of the other executive officers based on his review of peer group and industry compensation data and individual performance.  The Compensation Committee believes this input is valuable because of the Chief Executive Officer’s close work with the other named executive officers and management’s detailed knowledge of the Company’s business.  While the Chief Executive Officer and others may assist the Compensation Committee from time to time in discharging its duties, the Compensation Committee has sole authority to determine all elements of executive compensation and makes all final determinations regarding the named executive officers’ compensation.  The Compensation Committee does not currently retain compensation consultants to assist in determining executive compensation.  See the “Compensation of Executive Officers” section of this Proxy Statement for more information regarding the Company’s executive compensation program.

Corporate Governance and Nominating Committee

The Nominating Committee operates pursuant to a written charter adopted by the Board.  A copy of the Nominating Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The duties of the Nominating Committee include:  (1) making recommendations regarding the size and composition of the Board, determining the appropriate committee structure of the Board and recommending Board committee assignments and any changes to such assignments; (2) establishing criteria for the selection of new directors to serve on the Board and identifying individuals qualified to become Board members; (3) making recommendations to the Board regarding appointing director nominees for the next annual meeting of shareholders or filling any vacancies on the Board; (4) overseeing the evaluation of the Board and the Board’s effectiveness in fulfilling its role, including making periodic recommendations for improving the Board’s effectiveness; (5) acting as a forum to hear special concerns relating to any substantive and material issues requiring the attention of non-employee directors; (6) developing and recommending to the Board a set of corporate governance principles applicable to the Company; and (7) developing and overseeing procedures for submissions of shareholder proposals and nominations for election to the Board.  The specific responsibilities of the Nominating Committee are set forth in the Nominating Committee Charter.

Each member of the Nominating Committee qualifies as independent under applicable SEC and NASDAQ rules.  The Nominating Committee held two meetings during 2009.

Executive Committee

Between meetings of the Board of Directors, the Executive Committee possesses and may exercise under the control and direction of the Board all of the powers of the Board related to the management and control of the business of the Company.  A copy of the Executive Committee Charter is available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  The Executive Committee held two meetings during 2009.

Trust Committee of the Bank

In April 2010, the Board of Directors of the Bank established the Trust Committee following the Comptroller of the Currency’s approval of the Bank’s application to commence fiduciary powers pursuant to 12 USC 92a.  The Board of Directors assigned to the Trust Committee the responsibility for the proper exercise of the fiduciary powers of the Bank, including its policies, the investment and disposition of property held in a fiduciary capacity and the direction and review of the actions of the officers and employees of the Trust Department of the Bank.  The Trust Committee is comprised of Mr. Steiner, Mr. Diamond, and Mr. Altman, who serves as its chairman.

Director Qualifications and Nominations

The goal of the Nominating Committee is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Although the Nominating Committee has not adopted specific minimum criteria for director nominees, the Nominating Committee considers the following factors when evaluating nominees:  (1) the appropriate size and composition of the Board; (2) specific needs of the Company with respect to the particular talents and experience of its directors; (3) the judgment, knowledge, skill, independence, diversity, strength of character and experience of nominees, including experience in business, finance, administration or public service, in light of prevailing business conditions and the qualifications, characteristics and experience already possessed by other members of the Board; (4) experience with accounting rules and practices and the financial services industry; and (5) the desire to balance the benefit of continuity with the fresh perspective provided by new members.  The Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees.  However, the Nominating Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills.  The Nominating Committee does not assign a specific weight to particular factors and, depending on the current needs of the Board, the Nominating Committee may weigh certain factors more or less heavily.  The Nominating Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Board, taking into account the recommendations of the Nominating Committee, selects the nominees for election as directors at our annual meetings of shareholders.  The Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination.  If any member of the Board does not wish to continue in service, or if the Nominating Committee decides not to nominate a member for re-election, the Nominating Committee first considers the appropriateness of the size of the Board.  If the Nominating Committee determines the Board seat should remain and a vacancy exists, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the factors described above.  The Nominating Committee considers candidates for the Board from any reasonable source, including recommendations from existing Board members or shareholders, and does not evaluate candidates differently based on who has made the recommendation.  Pursuant to its charter, the Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm.  To date, the Nominating Committee has not utilized or paid a third party to assist in the process of identifying and evaluating director candidates.

Nominations of candidates for election as directors of the Company may be made at a meeting of the Company’s shareholders by or at the direction of the Board, a committee or other person appointed by the Board or any shareholder of the Company entitled to vote for the election of directors who complies with the notice procedures set forth in the Company’s Code of Regulations.  Nominations by shareholders are to be made pursuant to timely notice in writing to the Secretary of the Company.  To be considered timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  Shareholder nominations must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected, and set forth:

(a)	as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director:

(i)	the name, age, business address and residence address of such person;

(ii)	the principal occupation or employment of such person;

(iii)	the class and number of shares of the Company which are beneficially owned by such person; and

(iv)
any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act (or any comparable successor rule or regulation); and

(b)	as to the shareholder giving the notice:

(i)	the name and record address of such shareholder; and

(ii)	the class and number of shares of the Company that are beneficially owned by the shareholder.

Each of the nominees for election as directors at the Annual Meeting was appointed and recommended for election by Excel Bancorp, our majority shareholder.  Prior to the closing of the Stock Purchase Agreement, Mr. Hull and Ms. Penz had each been providing services to Excel Financial and Excel Bancorp with the understanding that, in the event Excel Financial or Excel Bancorp acquired a financial institution, they would each be elected as directors of the acquired institution.

Corporate Governance Standards

The Board operates pursuant to written Corporate Governance Standards which are intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance.  The Corporate Governance Standards address the following issues:  (1) duty of loyalty; (2) conduct of Board meetings; (3) executive sessions; (4) access to senior management; (5) composition of the Board, including Board size, director independence and selection of director candidates; (6) Board compensation review; (7) assessing Board performance; (8) Board committees, including committee charters and membership; (9) director responsibilities; (10) term limits; (11) succession planning and leadership development; (12) strategic plan; and (13) evaluation of the Chief Executive Officer.  The Board, with the assistance of the Corporate Governance and Nominating Committee, periodically reviews the Corporate Governance Standards to ensure they are in compliance with all applicable requirements.  The Corporate Governance Standards are available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.

Code of Business Conduct and Ethics

The Board has adopted and implemented a Code of Ethics for Senior Financial Officers, a Director Code of Conduct and a Code of Business Conduct and Ethics for all employees of the Company and the Bank.  These documents, which were adopted to assist our employees and directors in understanding and carrying out our mandate for honesty, integrity and high standards of ethical conduct, are available, free of charge, on the “Corporate Governance” page of the Company’s website at www.ohiolegacycorp.com.  We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of these documents that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

Pursuant to the Company’s Corporate Governance Standards, the Company’s non-management directors meet separately as a group (without management present) at least once every other Board meeting, and the Company’s independent directors meet separately as a group (without management or inside directors present) at least twice per year.  During 2009, the Company’s non-management directors (each of whom was also an independent director) held two meetings.

Shareholder Communications with the Board of Directors

The Board believes that it is important for shareholders to have a process by which to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board or a particular director may do so by sending a letter to Ohio Legacy Corp, 600 South Main Street, North Canton, Ohio 44720, c/o Secretary.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or a “Shareholder-Director Communication.”  All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors.  The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

The Company’s Code of Regulations contains requirements specifying the information required to be submitted to the Company and the applicable timelines in connection with certain shareholder communications with the Board.  Requirements relating to shareholder nominations of director candidates are discussed above under “Director Qualifications and Nominations.”  Requirements relating to shareholder proposals for consideration at shareholder meetings are described below under “Shareholder Proposals for the 2011 Annual Meeting.”

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at annual meetings of shareholders. However, directors are encouraged to attend annual shareholder meetings and have historically done so.  All of the individuals then serving as directors attended the Company’s 2009 Annual Meeting of Shareholders.

Board Leadership Structure

The Board has determined that the most effective leadership structure for us at the present time is for the positions of Chief Executive Officer and Chairman of the Board to be held by different people.  The Board believes that having an independent director serve as Chairman of the Board is in the best interest of our shareholders and recognizes the differences between the roles of Chief Executive Officer and Chairman.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board.  The Board believes that separation of these offices provides focused leadership at the Board level that is independent of management.  The Board further believes its current leadership structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.  The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to best address the Company’s characteristics or circumstances.

Board of Director’s Role in Risk Oversight

Under our risk management program, management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks affecting the Company.  Management reviews a wide range of risks that could affect the Company, including operational, financial, legal, regulatory, strategic and reputational risks.  The Board has ultimate oversight responsibility for our risk management program and carries out its responsibility directly and through its committees, primarily the Audit and Compliance Committee.  Pursuant to its charter, the Audit and Compliance Committee discusses with management and the Company’s independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management and provides regular reports to the Board regarding the committee’s considerations and actions.  In carrying out their oversight responsibilities, the Board and the Audit and Compliance Committee receive regular reports from the appropriate members of management regarding any material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks.  In addition, the Compensation Committee oversees risks related to our compensation policies and practices, and the Nominating Committee oversees risks related to the composition and operation of the Board, including director independence and potential conflicts of interest.  We believe our enterprise-wide risk management program enables management and the Board to coordinate risk oversight efforts to ensure that material risks are identified, evaluated, monitored and controlled.

COMPENSATION OF DIRECTORS

The Board of Directors annually reviews and determines the compensation for our non-employee directors, taking into account the recommendations of the Compensation Committee.  In connection with its review and determination, the Board and the Compensation Committee consider information and reports provided by management, the compensation paid to the non-employee directors of companies within our peer group, past compensation practices and the current facts and circumstances relating to our business.

Each director of the Company also serves as a director of the Bank.  All fees for Board and committee service are paid by the Bank.  The Company presently pays no compensation to its directors for their service on the Board or committees of the holding company, although it may choose to do so in the future.  Employee directors receive no additional compensation for their service on the Board or committees of the Company or the Bank.

The following table details the fees paid to each non-employee director for attendance at Board and committee meetings during 2009:

	Board	Audit and Compliance	Corporate Governance and Nominating	Compensation	Executive	Asset Liability*	Credit Risk Management*	Investment*
Board Chairman	$1,000

Director	$250

Committee Chair		$300	$200	$200	$200

Committee Member		$200	$150	$150	$150	$150	$150	$150

* Denotes a management committee of the Bank chaired by an executive officer of the Company.

Effective August 1, 2009, the Compensation Committee, with the consent of the non-employee directors, eliminated payment of fees for attendance at Board and committee meetings.  The Company anticipates that it will resume paying fees for attendance at Board and committee meetings to the non-employee directors effective May 1, 2010.

2009 Director Compensation Table

The following table summarizes the total compensation paid to each of the Company’s non-employee directors during 2009.  Mr. Kramer is not included in this table because he was an employee of the Company during 2009 and received no additional compensation for his service as a director.  The compensation received by Mr. Kramer as an employee of the Company is shown in the “2009 Summary Compensation Table” below.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)

D. William Allen	$3,500	$3,500
Robert F. Belden	$3,000	$3,000
J. Edward Diamond	$3,750	$3,750
Scott J. Fitzpatrick	$5,250	$5,250
Gregory A. Long	$5,250	$5,250
Daniel H. Plumly	$3,250	$3,250
Thomas W. Schervish	$2,500	$2,500
Melvin J. Yoder	$3,250	$3,250

(1)
As of December 31, 2009, the aggregate number of outstanding option awards held by the non-employee directors was as follows:  Mr. Allen – 7,000 Mr. Belden – 7,000; Mr. Diamond – 6,000; Mr. Fitzpatrick – 7,000; Mr. Long – 7,000; Mr. Plumly – 40,500; Mr. Schervish – 7,000; and Mr. Yoder – 4,000.  As a condition to the consummation of the closing of the Stock Purchase Agreement, all outstanding options and warrants held by the Company’s directors were cancelled and extinguished without consideration effective February 19, 2010 pursuant to stock option and warrant cancellation and surrender agreements between the Company and each of the directors.

Changes to Director Compensation in 2010

As indicated above, effective August 1, 2009, the Compensation Committee, with the consent of the non-employee directors, eliminated the payment fees for attendance at Board and committee meetings.  The Company anticipates that it will resume paying fees for attendance at Board and committee meetings to the non-employee directors effective May 1, 2010.

On March 16, 2010, the Board, upon the recommendation of the Compensation Committee, approved changes to the compensation program for the Company’s non-employee directors.  Effective May 1, 2010, the Chairman of the Board will receive a $5,000 annual retainer, the Chairman of the Audit and Compliance Committee will receive a $2,500 annual retainer and the Chairman of the Trust Committee will receive a $2,500 annual retainer.  The retainer will be paid in quarterly installments in advance.  In addition, each non-employee director will receive $500 for each Board meeting attended, each member of the Audit Committee will receive $250 for each Audit Committee meeting attended and each member of the Trust Committee will receive $250 for each Trust Committee meeting attended.  Presently, there are no non-employee directors serving on the Bank’s Asset/Liability Committee, the Investment Committee or the Credit Risk Management Committee.

Non-employee directors will also be eligible to receive awards under the Company’s 2010 Cash and Equity Incentive Plan, if such plan is approved by the Company’s shareholders at the Annual Meeting.  All awards granted under the Company’s 2010 Cash and Equity Incentive Plan will be made at the discretion of the Compensation Committee.  As of the date of this Proxy Statement, no determinations have been made regarding the timing, amount or form of awards to non-employee directors.

PROPOSAL NO. 2
THE OHIO LEGACY CORP 2010 CASH AND EQUITY INCENTIVE PLAN

The Board proposes that the shareholders approve the adoption of the Ohio Legacy Corp. 2010 Cash and Equity Incentive Plan (the “Plan”).  On March 16, 2010, the Board adopted the Plan, subject to approval by the Company’s shareholders.  Set forth below is a summary of the material features of the Plan, which summary is qualified in its entirety by the text of the Plan, a copy of which is attached to this Proxy Statement as Annex A.

The purpose of the Plan is to promote our long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan is intended to encourage participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable participants to participate in our long-term growth and financial success.  The Plan serves these purposes by making equity- and cash-based awards (“Awards”) available for grant to eligible participants in the form of:

•	nonqualified stock options to purchase common shares (“NQSOs”);
•	incentive stock options to purchase common shares (“ISOs” and, together with NQSOs, “Options”);
•	stock appreciation rights (“SARs”);
•	restricted common shares (“Restricted Stock”);
•	other stock-based Awards – Awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of the common shares (“Other Stock-Based Awards”); and
•	cash-based Awards (“Cash Awards”).

If approved by the shareholders, the Plan will replace our existing long-term incentive plan, the Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, as amended (the “Omnibus Incentive Plan”), which expired on September 14, 2009.

Administration

The Compensation Committee will administer the Plan.  The Compensation Committee will be comprised of at least two directors, each of whom will be a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

In its capacity as plan administrator, the Compensation Committee will determine which participants will be granted Awards, the type of Awards granted and the terms and conditions of each Award.  The Compensation Committee will also have full power and authority to (1) establish, amend and rescind rules and regulations relating to the Plan, (2) interpret the Plan and all related award agreements and (3) make any other determinations that it deems necessary or desirable for the administration of the Plan.  Any action taken by the Compensation Committee will be final, binding and conclusive on all parties.

With respect to each Award granted under the Plan, we will enter into a written or electronic award agreement with the participant which describes the terms and conditions of the Award, including (1) the type of Award and when and how it may be exercised or earned, (2) any exercise price associated with the Award, (3) how the Award will or may be settled and (4) any other applicable terms and conditions of the Award.

Eligibility

The Compensation Committee may select any (1) employees of the Company and its affiliates, (2) non-employee directors of the Company and (3) consultants who render services to the Company or its affiliates to receive Awards under the Plan.  As of April 6, 2010, there were nine non-employee directors of the Company and approximately 64 employees of the Company and its affiliates.  We are unable to reasonably estimate the number of third-party consultants who will be eligible to receive Awards under the Plan.

Available Common Shares

Subject to the adjustments discussed below, the aggregate number of common shares available for the grant of Awards under the Plan will be 2,000,000.  Common shares issued under the Plan may consist of (1) treasury shares, (2) authorized but unissued common shares not reserved for any other purpose or (3) common shares purchased by us or on our behalf in the open market for such purpose.

Upon the grant of an Award, we will reduce the number of common shares available for issuance under the Plan by an amount equal to the number of common shares subject to such Award.

The following common shares may be awarded under the Plan and do not count against the 2,000,000 share limit:

•	common shares covered by an Award granted under the Plan that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of such common shares;

•	common shares covered by an Award granted under the Plan that, by its terms, may be settled only in cash;

•
common shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the Plan as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its affiliates; and

•	common shares returned to the Company pursuant to the terms of any clawback policy, provision or agreement.

In the event of any common share dividend, common share split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of common shares or any other change affecting the common shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to (1) the number of common shares that it may issue under the Plan, (2) any common share-based limits imposed under the Plan and (3) the exercise price, number of common shares and other terms or limitations applicable to outstanding Awards.

On April 13, 2010, the closing price of our common shares on NASDAQ was $2.41.

Types of Awards

Options.   The Compensation Committee may grant Options at any time during the term of the Plan in such number, and upon such terms and conditions, as it determines.  The exercise price of any Option will be at least equal to the fair market value of the common shares (i.e., the closing price of the common shares on NASDAQ) on the date the Option is granted, and may be paid (1) in cash, (2) by tendering previously-acquired common shares, (3) by a cashless exercise and/or (4) through any other method approved by the Compensation Committee.  The Compensation Committee will also determine the term of the Option (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related award agreement.  The award agreement will specify whether the Option is intended to be an ISO or a NQSO.  The Compensation Committee may grant all of the common shares available for issuance under the Plan with respect to ISOs.  However, the Compensation Committee may only grant ISOs to employees of the Company or its subsidiaries, and ISOs will be subject to certain additional restrictions, including without limitation compliance with the requirements of Section 422 of the Code.

Stock Appreciation Rights.  The Compensation Committee may grant SARs at any time during the term of the Plan in such number, and upon such terms and conditions, as it determines.  The exercise price of any SAR will be at least equal to the fair market value of the common shares on the date the SAR is granted.  The Compensation Committee will also determine the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement.  Upon exercise of a SAR, a participant will be entitled to receive an amount equal to the difference between (1) the fair market value of a common share on the exercise date and (2) the exercise price per common share, multiplied by the number of common shares with respect to which the SAR is exercised.  A SAR may be settled in common shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement.

Restricted Stock.  The Compensation Committee may grant shares of Restricted Stock at any time during the term of the Plan in such number, and upon such terms and conditions, as it determines.  Restricted Stock consists of common shares that are issued to a participant but are subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation, (1) a requirement that participants pay a purchase price for each share of Restricted Stock, (2) restrictions based on the achievement of specific performance goals, (3) time-based restrictions or (4) holding requirements or sale restrictions upon vesting.  The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock Award, all of which will be reflected in the related award agreement.  Except as otherwise set forth in the Plan or described in the related award agreement in connection with a participant’s termination due to death or Disability (as such terms are defined in the Plan), (1) no condition on vesting of a Restricted Stock Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year and (2) no condition on vesting of a Restricted Stock Award that is based upon continued employment or the passage of time may provide for vesting in full of the Award more quickly than in pro rata installments over three years from the date of grant.

During the period that the shares of Restricted Stock remain subject to forfeiture, (1) the Company may retain the certificates representing shares of Restricted Stock, (2) a participant may not sell or otherwise transfer the shares of Restricted Stock and (3) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to the shares of Restricted Stock (except that receipt of any such dividends will be subject to the same terms, conditions and restrictions as apply to the shares of Restricted Stock).  At the end of the restriction period, (1) the participant will forfeit the shares of Restricted Stock if all terms, conditions and restrictions specified in the related award agreement have not been met, or (2) we will distribute the shares of Restricted Stock to the participant if all terms, conditions and restrictions specified in the related award agreement have been met.

Other Stock-Based Awards.  The Compensation Committee may grant Other Stock-Based Awards at any time during the term of the Plan in such number, and upon such terms and conditions, as it determines. The Compensation Committee may grant Other Stock-Based Awards in such form as it determines, including, without limitation, (1) unrestricted common shares or (2) time-based or performance-based restricted stock units that are settled in common shares and/or cash.  The award agreement relating to each Other Stock-Based Award will specify the terms and conditions upon which the Award will vest, the form of settlement (which may be cash, common shares or a combination thereof), whether the Award will include dividend equivalents and any other terms and conditions of the Award.  Except as otherwise set forth in the Plan or described in the related award agreement in connection with a participant’s termination due to death or Disability, (1) no condition on vesting of an Other Stock-Based Award that is based upon the achievement of specified performance goals may be based on performance over a period of less than one year and (2) no condition on vesting of an Other Stock-Based Award that is based upon continued employment or the passage of time may provide for vesting in full of the Award more quickly than in pro rata installments over three years from the date of grant.

Cash-Based Awards.  The Compensation Committee may grant Cash Awards at any time during the term of the Plan in such amounts, and upon such terms and conditions, as it determines.  The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such Award.

Performance-Based Awards.  Under the terms of the Plan, the Compensation Committee may grant Cash Awards, Restricted Stock Awards and Other Stock-Based Awards subject to the attainment of such performance criteria as the Compensation Committee may determine from time to time during a specified performance period.

Termination of Employment or Service

The Compensation Committee will determine the extent to which each Award granted under the Plan will vest and the extent to which a participant will have the right to exercise and/or settle the Award in connection with a participant’s termination of employment or service.  Such provisions, which will be reflected in the related award agreement, need not be uniform among all Awards and may reflect distinctions based on the reasons for termination.  However, the Compensation Committee may generally only accelerate the vesting conditions of an Award upon a participant’s termination due to death or Disability or involuntary termination without Cause (as such terms are defined in the Plan).

Change in Control

Except as otherwise provided in the related award agreement, in the event of a Change in Control (as such term is defined in the Plan), the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding Award as of the date of the consummation of such Change in Control.  Such actions may include, without limitation, (1) the acceleration of the vesting, settlement and/or exercisability of an Award, (2) the payment of a cash amount in exchange for the cancellation of an Award and/or (3) the issuance of substitute Awards that substantially preserve the value, rights and benefits of any Awards affected by the Change in Control.

Transferability

Except as otherwise provided in a related award agreement, (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an Award, except by will or the laws of descent and distribution and (2) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an Award.

No Rights as a Shareholder

Except as otherwise provided in the Plan (with respect to shares of Restricted Stock) or in a related award agreement, a participant will not have any rights as a shareholder with respect to common shares covered by an Award unless and until the participant becomes the record holder of such common shares.

Repricing

The Plan expressly prohibits the Board or Compensation Committee from amending the terms of an outstanding Award to (1) reduce the exercise price of an outstanding Option or SAR or (2) cancel an outstanding Option or SAR in exchange for cash or other Awards (including Options or SARs) having an exercise price less than the exercise price of the original Option or SAR, without shareholder approval.

 Effective Date and Term

The Plan will become effective upon its approval by the shareholders and, unless earlier terminated, will continue until May 18, 2020 (except that the Compensation Committee may not grant any ISOs after March 16, 2020).

Amendment or Termination

The Board or Compensation Committee may amend or terminate the Plan at any time, except that no amendment or termination may be made without shareholder approval if (1) the amendment materially increases the benefits accruing to participants, (2) the amendment materially increases the aggregate number of common shares authorized for grant under the Plan, (3) the amendment materially modifies the eligibility requirements for participation or (4) such approval is required by any law, regulation or stock exchange rule.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the Plan.  This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws.  In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences.  Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the Plan.

Incentive Stock Options.  We intend for ISOs to qualify for special treatment available under Section 422 of the Code.  A participant will not recognize taxable income when an ISO is granted and we will not receive a deduction at that time.  A participant will not recognize ordinary income upon the exercise of an ISO provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to Disability).

If the participant does not sell or otherwise dispose of the common shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the common shares, then, upon disposition of such common shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction.  The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the common shares in an amount equal to the lesser of (1) the excess of the fair market value of the common shares on the date of exercise over the exercise price or (2) the excess, if any, of the amount realized upon disposition of the common shares over the exercise price, and we will be entitled to a corresponding deduction.  Any amount realized in excess of the value of the common shares on the date of exercise will be capital gain.  If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the common shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options.  A participant will not recognize any income when a NQSO is granted, and we will not receive a deduction at that time.  However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the common shares that the participant purchased on the date of exercise over the exercise price.  If a participant uses common shares or a combination of common shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of common shares that the participant purchases over the number of common shares that the participant surrenders, less any cash the participant uses to pay the exercise price.  When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a NQSO is greater than the aggregate exercise price that the participant paid, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the NQSO.  Conversely, if the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a NQSO is less than the aggregate exercise price the participant paid, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the NQSO.

Stock Appreciation Rights.  A participant will not recognize taxable income when a SAR is granted, and we will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the common shares the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction.

If the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is greater than the aggregate exercise price that the participant paid, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the SAR.  Conversely, if the amount a participant receives upon disposition of the common shares that the participant acquired by exercising a SAR is less than the aggregate exercise price that the participant paid, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock.  Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying common shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the common shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.

If the amount a participant receives upon disposition of these common shares is greater than the fair market value of the common shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the Restricted Stock vested.  Conversely, if the amount the participant receives upon disposition of these common shares is less than the fair market value of the common shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the common shares subject to the Restricted Stock Award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time.

However, the participant will not recognize income when (and if) the Restricted Stock vests.  If a participant who has made a Section 83(b) Election earns the common shares subject to a Restricted Stock Award, any appreciation between the grant date and the date the participant disposes of the common shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these common shares is less than the fair market value of the common shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after the grant date.  Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Other Stock-Based Awards. Generally, a participant will not recognize taxable income when an Other Stock-Based Award is granted, and we will not receive a deduction at that time.  However, upon the settlement of an Other Stock-Based Award, the participant will recognize ordinary income equal to the cash and/or fair market value of the common shares that the participant receives, less the aggregate exercise price of the Other Stock-Based Award, if any.  We generally will be entitled to a deduction equal to the income that the participant recognizes.

If the participant receives common shares upon the settlement of an Other Stock-Based Award and the amount the participant receives upon disposition of the common shares acquired upon the settlement of the Other Stock-Based Award is greater than the fair market value of the common shares when they were issued to the participant, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the common shares for more than one year after they were issued.  Conversely, if the amount the participant receives upon disposition of these common shares is less than the value of the common shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the common shares for more than one year after they were issued.

Cash-Based Awards. A participant will not recognize ordinary income at the time a Cash Award is granted, and we will not be entitled to a deduction at that time.  In general, a participant will recognize ordinary income when the Cash Award is settled equal to the amount of the cash received, and we will be entitled to a corresponding deduction.

Section 409A.  Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A.  Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation.  We intend for the Awards granted under the Plan to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

Section 162(m).  Section 162(m) of the Code disallows a deduction for any compensation paid to certain “covered employees” during any year in excess of $1,000,000 unless the compensation constitutes “qualified performance-based compensation.”  Except for grants of ISOs, Awards under the Plan are not intended to constitute qualified performance-based compensation under Section 162(m) of the Code.

New Plan Benefits

All Awards granted under the Plan will be at the discretion of the Compensation Committee and, in the case of Performance-Based Awards, dependent upon the Company’s future performance.  The Plan does not contain any provision for automatic grants.  As a result, the specific number and terms of Awards that (1) will be granted to participants or (2) would have been granted to participants during 2009 had the Plan been in place, are not determinable.

For information regarding the common shares to be issued and available for issuance under our existing equity compensation plans, see “Equity Compensation Plan Information” below.

Vote Required

The affirmative vote of holders of a majority of the outstanding common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve the adoption of the Plan.  Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

The Board of Directors unanimously recommends that the shareholders vote FOR the proposal to approve the adoption of the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan.

EXECUTIVE OFFICERS

The current executive officers of the Company are Rick L. Hull, Denise M. Penz and Jane Marsh.  Biographical information with respect to the executive officers is set forth below.  The Company’s executive officers are elected by, and serve at the pleasure of, the Board.  Prior to the closing of the Stock Purchase Agreement, Mr. Hull, Ms. Penz and Ms. Marsh had each been providing services to Excel Financial and Excel Bancorp with the understanding that, in the event Excel Financial or Excel Bancorp acquired a financial institution, they would each be elected as officers of the acquired institution.

Current Executive Officers

RICK L. HULL, age 57, was appointed as the President and Chief Executive Officer of the Company and the Bank effective February 20, 2010.  His biographical information appears above under “Board of Directors.”

DENISE M. PENZ, age 41, was appointed as the Executive Vice President and Chief Operating Officer of the Company and the Bank effective February 20, 2010.  Her biographical information appears above under “Board of Directors.”

JANE MARSH, age 48, was appointed as the Secretary, Treasurer and Chief Financial Officer of the Company and the Bank effective February 20, 2010.  From December 2009 until February 20, 2010, Ms. Marsh served as a consultant for Excel Financial and Excel Bancorp and assisted them in evaluating opportunities to directly or indirectly acquire a financial institution. From August 2005 until December 2009, Ms. Marsh served as the Controller of Health Care Management Services, Inc., a private company that operates residential treatment and outpatient healthcare facilities. From 2003 until June 2005, Ms. Marsh served as the Chief Financial Officer of Belmont Bancorp and Belmont National Bank. Ms. Marsh is a certified public accountant and has over 26 years of experience in accounting and bank services, including extensive experience in corporate strategic direction, finance and accounting.

Executive Officers During 2009

During 2009, the Company’s executive officers were D. Michael Kramer, President and Chief Executive Officer, Vanessa M. Richards, Senior Vice President and Chief Financial Officer, and Gregory A. Spradlin, Senior Vice President – Chief Credit Officer.  Effective February 19, 2010, Mr. Kramer, Ms. Richards and Mr. Spradlin resigned from their positions as executive officers of the Company and the Bank.  The resignations were a condition to the consummation of the closing of the Stock Purchase Agreement, and were not due to any disagreement with either the Company or the Bank.

COMPENSATION OF EXECUTIVE OFFICERS

2009 Summary Compensation Table

The following table summarizes the total compensation for 2009 and 2008 for the Company’s principal executive officer and two other most highly compensation executive officers in 2009 (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	All Other Compensation ($) (1)	Total ($)

D. Michael Kramer	2009	192,308	7,478	199,874
President and	2008	200,000	9,041	209,041
Chief Executive Officer

Vanessa M. Richards	2009	92,162	-	92,162
Senior Vice President – Chief Financial Officer	2008	65,000	-	65,000

Gregory Spradlin	2009	130,000	22,552	152,552
Senior Vice President – Chief Credit Officer	2008	130,000	27,823	157,823

(1)	“All Other Compensation” consists of the following:

Mr. Kramer.  For 2009, includes a Company matching contribution under its 401(k) plan of $1,923 and reimbursement of dues for country club memberships of $7,401.  For 2008, includes a Company matching contribution under its 401(k) plan of $1,577 and reimbursement of dues for country club memberships of $7,464.

Mr. Spradlin. For 2009, includes reimbursement of automobile and living expenses of $22,552.  For 2008, includes reimbursement of automobile and living expenses of $27,823.

Benefits and Perquisites

The Company provides certain benefits and perquisites to the named executive officers that it believes will enable these individuals to more efficiently and effectively perform their responsibilities.  In 2008 and 2009, the Company reimbursed the dues paid by Mr. Kramer for two country club memberships used by Mr.  Kramer for relationship building with clients and prospective clients.  In 2008 and 2009, the Company reimbursed Mr. Spradlin for the cost of maintaining a local apartment (because his primary residence was located outside of the State of Ohio) and provided Mr. Spradlin with a Company-owned vehicle (which the Company determined was less expensive than reimbursing Mr. Spradlin for usual and customary mileage rates).  For more information concerning the benefits and perquisites received by the named executive officers during 2009 and 2008, see the “All Other Compensation” column and related footnote disclosure in the 2009 Summary Compensation Table above.

The named executive officers are eligible to participate in the following Company benefit programs on the same terms as our other employees:  (1) the Ohio Legacy Bank 401(k) Retirement Plan (which includes a Company match); (2) short-term and long-term disability insurance; (3) life insurance; (4) medical insurance; and (5) vacation time.

The 401(k) plan is available to all of our employees and provides for a 1% Company match on the first 4% of cash contributed to the plan by employees.  The Company matching contributions are fully vested when made.  Participants are entitled to receive distributions of their accounts held under the 401(k) plan upon termination of their employment.  The 401(k) plan provides investment alternatives in large, mid, and small capitalization stock funds, international stock funds and fixed income funds.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information concerning outstanding equity awards held by the named executive officers as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

D. Michael Kramer	15,000			12.000	4/28/2015
	4,000			9.523	5/16/2016

Gregory A. Spradlin		5,000	(1)	8.280	5/1/2017

Vanessa M. Richards

(1) These options vest on May 1, 2010.

As a condition to the consummation of the closing of the Stock Purchase Agreement, all outstanding options held by the named executive officers were cancelled and extinguished without consideration effective February 19, 2010 pursuant to stock option and warrant cancellation and surrender agreements between the Company and each of the named executive officers.

Potential Payments upon Termination of Employment or Change in Control

During 2009, the Company and the Bank were parties to an employment agreement with Mr. Kramer and change in control agreements with Mr. Spradlin and Ms. Richards.  Set forth below is a summary of the material terms of these agreements, including the payments that each of the named executive officers would have been entitled to receive under the terms of the agreements upon a termination of employment, change in control and/or diminution in duties or benefits, as applicable.

Mr. Kramer’s Employment Agreement.  In the event of a change in control of the Company or the Bank, Mr. Kramer would have had the right to terminate his employment and receive a severance payment equal to 2.99 times his current annual compensation (base salary plus bonus for the most recently completed fiscal year), all of Mr. Kramer’s stock options, whether vested or unvested, would have become immediately exercisable and Mr. Kramer would have been entitled to continue to participate in the Company’s group health insurance plan for one year from the date of termination at the Company’s expense.  In the event that Mr. Kramer suffered a diminution of duties and elected to terminate his employment, he would have been entitled to receive a payment in an amount equal to one times his current annual compensation, all stock options held by him would become immediately exercisable and he would have been entitled to continue to participate in the Company’s group health insurance plan for one year.  In the event Mr. Kramer was terminated without cause, he would have been entitled to receive one times his current annual compensation and all stock options held by him would have become immediately exercisable.  Pursuant to his employment agreement, Mr. Kramer was subject to certain non-solicitation, non-disclosure, non-disparagement and confidentiality provisions.

Mr. Spradlin’s Change in Control Agreement.  In the event that, within two years of a change in control of the Company or the Bank, Mr. Spradlin was terminated without cause or suffered a material diminution of duties, responsibilities or benefits, Mr. Spradlin would have had the right to terminate his employment and receive a severance payment equal to 2.99 times his current annual compensation (base salary plus bonus for the most recently completed fiscal year), all of Mr. Spradlin’s stock options, whether vested or unvested, would have become immediately exercisable and Mr. Spradlin would have been entitled to continue to participate in the Company’s group health insurance plan for one year from the date of termination at the Company’s expense.  If Mr. Spradlin was terminated other than for cause and there was an announcement of a potential change in control within three months of the termination and such change in control occurred within one year of the termination, Mr. Spradlin would have been entitled to receive the same severance payment and benefits.  Pursuant to his change in control agreement, Mr. Spradlin was subject to certain non-solicitation, non-disclosure, non-disparagement and confidentiality provisions.

Ms. Richards’ Change in Control Agreement.  In the event that, within two years of a change in control of the Company or the Bank, Ms. Richards was terminated without cause or suffered a material diminution of duties, responsibilities or benefits, Ms. Richards would have had the right to terminate her employment and receive a severance payment equal to 1.5 times her current annual compensation (base salary plus bonus for the most recently completed fiscal year), all of Ms. Richards’ stock options, whether vested or unvested, would have become immediately exercisable and Ms. Richards would have been entitled to continue to participate in the Company’s group health insurance plan for one year from the date of termination at the Company’s expense.  If Ms. Richards was terminated other than for cause and there was an announcement of a potential change in control within three months of the termination and such change in control occurred within one year of the termination, Ms. Richards would have been entitled to receive the same severance payment and benefits.  Pursuant to her change in control agreement, Ms. Richards was subject to certain non-solicitation, non-disclosure, non-disparagement and confidentiality provisions.

Effective February 19, 2010, the Company entered into termination agreements with each of Mr. Kramer, Mr. Spradlin and Ms. Richards pursuant to which Mr. Kramer’s employment agreement and Mr. Spradlin’s and Ms. Richards’ change in control agreements were terminated.  The termination agreements were a condition to the consummation of the closing of the Stock Purchase Agreement, and neither Mr. Kramer, Mr. Spradlin nor Ms. Richards received any payments from the Company in connection with such agreements.  Mr. Kramer, Mr. Spradlin and Ms. Richards resigned from their respective positions as executive officers of the Company and the Bank effective February 19, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management and Directors

The following table sets forth, as of April 13, 2010, information regarding the beneficial ownership of the Company’s common shares by each current director, each director nominee, each named executive officer and all directors and executive officers as a group.  Except as otherwise noted, each person has sole voting and investment power as to the common shares shown.

Name	Common Shares Beneficially Owned		Percent of Class
Louis Altman	0		—
Robert F. Belden	512,000	(1)	2.60%
Bruce A. Cassidy, Sr.	0		—
Heather L. Davis	0		—
J. Edward Diamond	500,000		2.54%
Rick L. Hull	0		—
D. Michael Kramer	95,758	(2)	*
Denise M. Penz	0		—
Vanessa M. Richards	0		—
Wilbur R. Roat	25,000		*
Gregory Spradlin	130,000		*
Michael S. Steiner	4,000	(3)	*
Frank P. Wenthur	0		—
David B. Wurster	0		—

All directors and executive officers as a group (14 persons)	1,041,000		5.28%

*	Represents ownership of less than 1% of the outstanding common shares.

(1)
Includes 72,000 common shares owned by The Belden Brick Company, LLC (of which Mr. Belden is the President and Chief Executive Officer), 40,000 common shares held by Militia Hill, Ltd. (of which Mr. Belden is the Manager) and 240,000 common shares held by Belden Holding and Acquisition Company (of which Mr. Belden is the President and Chief Executive Officer).

(2)	Mr. Kramer and his spouse hold shared voting and investment power with respect to 3,000 of such common shares.

(3)	These common shares are held in the Michael S. Steiner Revocable Trust, of which Mr. Steiner is Trustee.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 13, 2010, information regarding the beneficial ownership of each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common shares.

Name and Address	Common Shares Beneficially Owned	Percent of Class
Excel Bancorp, LLC (1) 200 Stanton Blvd, Suite 240 Steubenville, Ohio 43952	15,000,000	76.1%

(1)
Based on information set forth in a Schedule 13D, dated March 1, 2010, filed on behalf of Excel Bancorp.  Excel Bancorp has sole voting power and sole investment power with respect to all of such common shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2008 and 2009, certain directors and executive officers and their associates were customers of, or had transactions with the Bank.  All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than a normal risk of loss or present other unfavorable features.  The Company expects that similar transactions will occur in the future.

Loans to individual directors and officers also must comply with the Bank’s lending policies, regulatory restrictions and statutory lending limits, and directors with personal interests in any loan application are excluded from the consideration of that loan application.  As of December 31, 2009, the aggregate balance of all such loans was approximately $3.2 million, or 3.0% of the total net loans then outstanding.  As of December 31, 2008, the aggregate balance of all such loans was approximately $3.9 million, or 3.0% of the total net loans then outstanding.

During 2008 and 2009, the law firm of Critchfield, Critchfield & Johnston, Ltd., and an affiliated company, Heartland Title Agency, provided legal and other services to the Company and the Bank.  Daniel Plumly, who served as the Chairman of the Board of Directors and the Secretary of the Company and the Bank until his resignation in February 2010, also serves as the Managing Member of the law firm of Critchfield, Critchfield & Johnston, Ltd.  During 2008 and 2009, the Company and the Bank paid an aggregate of $91,325 and $67,160, respectively, to the law firm of Critchfield, Critchfield & Johnston, Ltd., and $1,792 and $2,554, respectively, to Heartland Title Agency.  The Board believes that the cost of services provided to the Company and the Bank by such entities were comparable to that available from non-affiliated entities.

On February 19, 2010, the Company closed the sale of 15.0 million of its common shares to Excel Bancorp pursuant to the Stock Purchase Agreement at a price of $1.00 per share.  See “About the Annual Meeting — Recent Change in Control of the Company” above for additional information regarding the Stock Purchase Agreement and the related transactions.  Three of the Company’s directors – Mr. Altman, Mr. Cassidy and Mr. Wenthur – are members of the board of managers of Excel Bancorp.  Four of the Company’s directors – Mr. Cassidy (indirectly through an entity of which is the sole member), Mr. Wenthur, Mr. Wurster and Mr. Altman – own outstanding membership interests in Excel Bancorp.  As a result of their ownership of Excel Bancorp, Mr. Cassidy, Mr. Wenthur, Mr. Wurster and Mr. Altman may be deemed to have, for purposes of Item 404(a) of Regulation S-K, indirect interests with a value of $4.8 million, $1.5 million, $1.0 million and $1.0 million, respectively, in Excel Bancorp’s purchase of 15.0 million of the Company’s common shares pursuant to the Stock Purchase Agreement.

Excel Financial incurred costs to pursue an acquisition of a financial institution that culminated in the execution of the Stock Purchase Agreement with the Company. United Realty Properties, LLC (“URP”), an entity in which Mr. Altman has an indirect interest, advanced funds to Excel Financial to partially fund these costs.  Excel Financial issued promissory notes (the “Notes”) to its organizer and URP in exchange for the advanced funds.  Excel Financial assigned the Notes to Excel Bancorp in connection with the assignment of the Stock Purchase Agreement. At the closing of the Stock Purchase Agreement, Excel Bancorp assigned the Notes to the Company pursuant to an Assignment and Assumption Agreement that was executed by the Company in exchange for Excel Bancorp’s agreement to waive the Company’s compliance with a closing condition of the Stock Purchase Agreement.  The Notes were paid in full following the closing of the Stock Purchase Agreement.  Principal and interest payments on the Notes totaled $425,041 to Excel Financial and $101,874 to URP.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2009 with respect to common shares issuable under the Company’s equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by shareholders (1)	312,300	$10.41	0

Equity compensation plans not approved by shareholders	N/A	N/A	N/A

Total

(1)
Consists of (a) options to purchase 162,300 common shares granted under the Ohio Legacy Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan and (b) warrants to purchase 150,000 common shares granted to directors, officers and organizers of the Company in connection with our initial public offering in 2000.  The Omnibus Incentive Plan expired on September 14, 2009.  At the time of its expiration, there were 87,700 common shares available for issuance under the Omnibus Incentive Plan.  As a condition to the consummation of the closing of the Stock Purchase Agreement, all outstanding options and warrants held by the Company’s executive officers and directors were cancelled and extinguished without consideration effective February 19, 2010 pursuant to stock option and warrant cancellation and surrender agreements between the Company and each of its directors and executive officers.  As of April 13, 2010, there were 35,500 common shares issuable under the Company’s equity compensation plans, consisting of (a) options to purchase 500 common shares (held by a former employee) and (b) warrants to purchase 35,000 common shares (held by former directors).  At the Annual Meeting, our shareholders are being asked to adopt the Ohio Legacy Corp 2010 Cash and Equity Incentive Plan.  See “Proposal No. 2 – The Ohio Legacy Corp 2010 Cash and Equity Incentive Plan” above for information regarding the number and types of securities available for issuance under this plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who beneficially own more than 10% of the Company’s common shares to file reports of ownership and changes in ownership of the common shares with the SEC.  Based solely on a review of the reports filed on behalf of these persons and written representations from our executive officers and directors that no additional reports were required to be filed, the Company believes that, during 2009, its executive officers, directors and greater than 10% beneficial owners complied with such filing requirements.

AUDIT AND COMPLIANCE COMMITTEE MATTERS

Audit and Compliance Committee Report

The Audit and Compliance Committee has reviewed and discussed with the Company’s management the audited financial statements of the Company for the fiscal year ended December 31, 2009.  The Audit and Compliance Committee has also discussed with Crowe Horwath all matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  The Audit and Compliance Committee has also received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the PCAOB regarding Crowe Horwath’s communications with the committee concerning independence, and has discussed with Crowe Horwath its independence.

Based on the review and discussions noted above, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the SEC.

Submitted by the Audit and Compliance Committee

Frank P. Wenthur (Chair)
David B. Wurster
Robert F. Belden
Heather L. Davis

Independent Registered Public Accounting Firm Services and Fees

The Audit and Compliance Committee has the sole authority to select, compensate, oversee, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm.  Additionally, the Audit and Compliance Committee is required to review and approve in advance any audit and non-audit services to be provided by the Company’s independent registered public accounting firm.  The Audit and Compliance Committee has the sole authority to make these approvals, although such approval has been delegated to the Chairman of the Audit and Compliance Committee.  Any actions taken by the Chairman are subsequently presented to the Audit and Compliance Committee for review and ratification.  The Audit and Compliance Committee pre-approved all services provided by the Company’s independent registered public accounting firm in 2009.

Crowe Horwath LLP has acted as the principal independent accountant of the Company since October 2000.  The Audit and Compliance Committee has appointed Crowe Horwath to continue as the Company’s independent external auditors for fiscal year 2010.  Representatives of Crowe Horwath will be at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.  During 2008 and 2009, the Company paid fees in the aggregate of $146,750 and $174,950, respectively, to Crowe Horwath for various accounting services.  Those fees and services are detailed in the following table.

	2008	2009
Audit fees	$127,450	$166,050
Audit-related fees	—	—
Tax fees	$19,300	$8,900
All other fees	—	—
Total	$146,750	$174,950

Audit Fees.  Audit Fees for 2008 and 2009 consisted of fees for professional services rendered by Crowe Horwath for the audit of the Company’s annual financial statements and the review of financial statements included in the Company’s Forms 10-Q.

Tax Fees.  The Company engaged Crowe Horwath to assist management with the preparation of the Company’s 2008 and 2009 federal income tax returns and the State of Ohio franchise tax returns. Crowe Horwath did not perform tax planning services on a contingency fee basis.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS

Pursuant to the Company’s Code of Regulations, for business to be properly brought before a meeting of shareholders by a shareholder, the shareholder must give timely notice of such business in writing to the Secretary of the Company.  To be considered timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 15th day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.  A shareholder’s notice to the Secretary must set forth:  (1) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (2) the name and record address of such shareholder; (3) the class and number of shares of the Company beneficially owned by such shareholder; and (4) any material interest of such shareholder in such business.

The Company’s 2011 Annual Meeting of Shareholders is tentatively scheduled to be held on May 17, 2011. Any shareholder who intends to present a proposal at that meeting, and who wishes to have the proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver the proposal to the Company not later than December 16, 2010.  Shareholder proposals may be included in next year’s proxy statement and form of proxy if they comply with our Code of Regulations and applicable SEC rules.  Any shareholder who intends to present a proposal at the 2011 Annual Meeting of Shareholders other than for inclusion in the Company’s proxy statement and form of proxy must deliver the proposal to the Company no later than March 18, 2011 (60 days prior to the date of the meeting), and no earlier than February 16, 2011 (90 days prior to the date of the meeting), to be considered a timely submission.  The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposals.

Pursuant to the advance notice provision in the Company’s Code of Regulations relating to the nomination of persons for election as directors, shareholders who wish to nominate one or more persons for election as a director at our 2011 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Code of Regulations.  The advance notice provision requires that shareholder nominations be delivered to or mailed and received at the principal executive offices of the Company not later than March 18, 2011 (60 days prior to the meeting), nor earlier than February 16, 2011 (90 days prior to the meeting).  See “Information Regarding the Board, its Committees and Corporate Governance – Director Qualifications and Nominations” above for information regarding our director nomination process.

All written submissions of candidates for nomination to the Board of Directors and all shareholder proposals to be included in the Company’s proxy materials for, or otherwise presented at, the 2011 Annual Meeting of Shareholders should be made to the Secretary of the Company as follows:

Ohio Legacy Corp
600 South Main Street
North Canton, Ohio 44720
Attention:  Secretary

The Secretary will document the receipt of all shareholder notices and forward such notices to the Chairperson of the Corporate Governance and Nominating Committee for review and consideration by the entire committee.

OTHER MATTERS

The Board of Directors is unaware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders.  In case any other matters should properly come before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment.

By Order of the Board of Directors

/s/ Jane Marsh

Jane Marsh
Secretary

April 16, 2010